SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 23)

GGP Inc.

(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE

(Title of Class of Securities)

36174X101

(CUSIP Number)

A.J. Silber

Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3

Telephone: (416) 359-8598

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copy to:

Michael J. Aiello, Esq.

Matthew J. Gilroy, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

August 27, 2018

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 36174X101	Page 2 of 48 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 3 of 48 Pages

1	NAME OF REPORTING PERSONS Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 4 of 48 Pages

1	NAME OF REPORTING PERSONS BPG Holdings Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 5 of 48 Pages

1	NAME OF REPORTING PERSONS BPG Holdings Group (US) Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 6 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Holdings Canada Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 7 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Asset Management Private Institutional Capital Adviser US, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 8 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield US Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 9 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield US Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 10 of 48 Pages

1	NAME OF REPORTING PERSONS BUSC Finance LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 11 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Property Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 12 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings VII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 13 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings II Sub III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 14 of 48 Pages

1	NAME OF REPORTING PERSONS BW Purchaser, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 15 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Property Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 16 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Property Partners L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 17 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Property L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 18 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield BPY Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 19 of 48 Pages

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 1 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 20 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Property Split Corp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 21 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 22 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 23 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 24 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings Warrants LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 25 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Office Properties Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 26 of 48 Pages

1	NAME OF REPORTING PERSONS 1706065 Alberta ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 27 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Holding Limited Liability Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hungary

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 28 of 48 Pages

1	NAME OF REPORTING PERSONS BP US REIT LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 29 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Properties Subco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 30 of 48 Pages

1	NAME OF REPORTING PERSONS BOP (US) LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 31 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings II Subco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 32 of 48 Pages

1	NAME OF REPORTING PERSONS BPY Retail V LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 33 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Properties Investor LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 34 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield BFP Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 35 of 48 Pages

1	NAME OF REPORTING PERSONS BPR Holding REIT I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 36174X101	Page 36 of 48 Pages

1	NAME OF REPORTING PERSONS BPGH Sub Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 37 of 48 Pages

1	NAME OF REPORTING PERSONS BPR FIN II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 38 of 48 Pages

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings VII Sub 3 LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 36174X101	Page 39 of 48 Pages

1	NAME OF REPORTING PERSONS BPR FIN I Subco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON CO

EXPLANATORY NOTE

Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this “Amendment No. 23”) amends the Schedule 13D filed on November 19, 2010 (the “Original Schedule 13D”) and amended on November 24, 2010 (“Amendment No. 1”), January 19, 2011 (“Amendment No. 2”), January 28, 2011 (“Amendment No. 3”), May 12, 2011 (“Amendment No. 4”), August 27, 2012 (“Amendment No. 5”), September 11, 2012 (“Amendment No. 6”), January 3, 2013 (“Amendment No. 7”), April 16, 2013 (“Amendment No. 8”), August 9, 2013 (“Amendment No. 9”), November 5, 2013 (“Amendment No. 10”), November 14, 2013 (“Amendment No. 11”) February 8, 2014 (“Amendment No. 12”), February 6, 2015 (“Amendment No. 13”), July 19, 2016 (“Amendment No. 14”), August 21, 2016 (“Amendment No. 15”), August 2, 2017 (“Amendment No. 16”), October 11, 2017 (“Amendment No. 17”), October 31, 2017 (“Amendment No. 18”), November 11, 2017 (“Amendment No. 19”), March 28, 2018 (“Amendment No. 20”), June 28, 2018 (“Amendment No. 21”) and July 31, 2018 (“Amendment No. 22”) (the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10, Amendment No. 11, Amendment No. 12, Amendment No. 13, Amendment No. 14, Amendment No. 15, Amendment No. 16, Amendment No. 17, Amendment No. 18, Amendment No. 19, Amendment No. 20, Amendment No. 21, Amendment No. 22 and this Amendment No. 23 are collectively referred to herein as the “Schedule 13D”). This Amendment No. 23 relates to the common stock, par value $0.01 per share (“Common Stock”), of GGP Inc. (formerly General Growth Properties, Inc.), a Delaware corporation, which was renamed Brookfield Property REIT Inc. in connection with the Transactions (the “Company”). Capitalized terms used but not defined in this Amendment No. 23 shall have the meanings ascribed to them in the Schedule 13D. This Amendment No. 23 serves as an exit filing for the Reporting Persons as the Reporting Persons no longer beneficially own more than 5% of the Company’s Common Stock.

Item 2. Identity and Background.

Item 2 of the Schedule 13D is hereby amended to include the following:

(a) BPGH Sub Inc., a corporation formed under the laws of Ontario, BPR FIN II LLC (“DRE II”), a Delaware limited liability company, BPR FIN I Subo LLC (“DRE II Subco”), a Delaware limited liability company, and Brookfield Retail Holdings VII Sub 3 LLC, a Delaware limited liability company (“Sub 3”).

(b), (c) The principal business of each of BPGH Sub Inc., DRE II, DRE II Subco and Sub 3. is to serve as a holding company. The principal business address of BPGH Sub Inc. is 181 Bay Street, Suite 300, Toronto, Ontario, Canada M5J2T3. The principal business address of each of DRE II, DRE II Subco and Sub 3 is Brookfield Place, 250 Vesey Street, New York, NY 10281-1023.

The principal business address and principal occupation or employment of each executive officer of each of BPGH Sub Inc., DRE II, DRE II Subco and Sub 3 are set forth on Schedules LXXXV, LXXXVI, LXXXVII and LXXXVIII, respectively, to this Amendment No. 23. Such persons shall be included in the definition of Scheduled Persons.

(d), (e) During the last five years, none of the Scheduled Persons of BPGH Sub Inc., DRE II, DRE II Subco or Sub 3 (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The citizenships of each of the Scheduled Persons of BPGH Sub Inc., DRE II, DRE II Subco and Sub 3 are set forth on Schedules LXXXV, LXXXVI, LXXXVII and LXXXVIII, respectively.

Item 4. Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby amended to include the following:

On August 27, 2018, the Company: (i) filed the Charter Amendment with the Secretary of State of the State of Delaware, pursuant to which, among other things, the Company’s name was changed from GGP Inc. to Brookfield Property REIT Inc. (“BPR”), the issuance of Class A Stock, Class B-1 Stock and Class C Stock was authorized and the terms governing the Class B Stock following the Charter Amendment were provided, and (ii) effected the Bylaws Amendment. Following the Charter Amendment, shares of Series B Preferred Stock remained outstanding and ceased to be governed by the terms of the Series B Designations, which had no further effect, and were thereafter referred to as Class B Stock, having solely the rights, powers, preferences and other terms given to Class B Stock in the Charter Amendment. The Class B Stock is not a registered security under the Act.

Following the consummation of the Transactions on August 28, 2018, the Common Stock and the Company’s existing Series A Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”), were delisted from the NYSE. In addition, the Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC in order to deregister the Common Stock and Company Preferred Stock and suspend its reporting obligations under the Act.

Previously, the Reporting Persons beneficially owned shares of the Common Stock through their ownership of Series B Preferred Stock, the terms of which provided in the Series B Designations that in the event that the Merger Agreement had been terminated in accordance with its terms prior to the time at which the Charter Amendment was filed with and accepted by the Secretary of State of the State of Delaware, then each share of Series B Preferred Stock would have been automatically, without any action by the Company or any holder, converted into one fully paid and non-assessable share of the Common Stock, without the payment of any accrued and unpaid dividends. However, as a result of the consummation of the Transactions, the Class B Stock is no longer convertible into the Common Stock, which has been cancelled, and the Reporting Persons no longer beneficially own any registered securities of the Company.

Item 5. Interest in Securities of the Issuer.

Item 5(a)-(c) and (e) of the Schedule 13D is hereby amended in its entirety as follows:

(a)-(b) As a result of the Transactions, the Reporting Persons no longer beneficially own any shares of Common Stock.

(c) Item 5(c) of the Schedule 13D is hereby amended to incorporate by reference Item 4 of this Amendment No. 23.

(e) The Reporting Persons ceased to be the beneficial owners of more than five percent of the Common Stock of the Issuer as of August 27, 2018. The filing of this Amendment constitutes an exit filing for the Reporting Persons.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to the Securities of the Issuer

Item 6 of the Schedule 13D is hereby amended to incorporate by reference Item 4 of this Amendment No. 23.

Pursuant to Rule 13d-1(k) under the Act, the Reporting Persons have entered into an agreement on August 30, 2018, with respect to the joint filing of this Amendment No. 23 and any amendment or amendments hereto (the “Joint Filing Agreement”). The Joint Filing Agreement is attached hereto as Exhibit 99.1.

Item 7. Material To Be Filed as Exhibits

Item 7 of the Schedule 13D is hereby amended to include the following:

Exhibit 99.1	Joint Filing Agreement, dated as of August 30, 2018, by and among Brookfield Asset Management Inc., Partners Limited, Brookfield Holdings Canada Inc., Brookfield US Holdings Inc., Brookfield US Corporation, BUSC Finance LLC, Brookfield Asset Management Private Institutional Capital Adviser US, LLC, Brookfield Property Partners Limited, Brookfield Property Partners L.P., Brookfield Property L.P., Brookfield Retail Holdings II Sub III LLC, BW Purchaser, LLC, Brookfield BPY Holdings Inc., Brookfield BPY Retail Holdings I LLC, Brookfield BPY Retail Holdings II LLC, Brookfield Retail Holdings VII LLC, Brookfield Retail Holdings Warrants LLC, Brookfield BPY Retail Holdings III LLC, Brookfield Office Properties Inc., 1706065 Alberta ULC, Brookfield Holding Limited Liability Company, BP US REIT LLC, BOP (US) LLC, Brookfield Properties Subco LLC, Brookfield BPY Retail Holdings II Subco LLC, Brookfield Property Group LLC, BPY Canada Subholdings 1 ULC, Brookfield Property Split Corp., BPG Holdings Group Inc., BPG Holdings Group (US) Holdings Inc., BPY Retail V LLC, Brookfield Properties Investor LLC, Brookfield BFP Holdings LLC, BPR Holding REIT I LLC, BPGH Sub Inc., BPR FIN II LLC, Brookfield Retail Holdings VII Sub 3 LLC and BPR FIN I Subco LLC.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: August 30, 2018	BROOKFIELD ASSET MANAGEMENT INC.

	By:	/s/ Aleks Novakovic
Name: Aleks Novakovic
Title: Managing Partner

Dated: August 30, 2018	PARTNERS LIMITED

	By:	/s/ Brian Lawson
Name: Brian Lawson
Title: President

Dated: August 30, 2018	BPG HOLDINGS GROUP INC.

	By:	/s/ Sujoy Gupta
Name: Sujoy Gupta
Title: Vice President

Dated: August 30, 2018	BPG HOLDINGS GROUP (US) HOLDINGS INC.

	By:	/s/ Sujoy Gupta
Name: Sujoy Gupta
Title: Vice President

Dated: August 30, 2018	BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER US, LLC

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: August 30, 2018	BROOKFIELD HOLDINGS CANADA INC.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

Dated: August 30, 2018	BROOKFIELD PROPERTY PARTNERS LIMITED

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: August 30, 2018	BROOKFIELD PROPERTY PARTNERS L.P.

By: Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: August 30, 2018	BROOKFIELD PROPERTY L.P.

By: Brookfield Property Partners L.P., its managing general partner

By: Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: August 30, 2018	BROOKFIELD BPY HOLDINGS INC.

	By:	/s/ Allen Yi
Name: Allen Yi
Title: Assistant Secretary

Dated: August 30, 2018	BROOKFIELD BPY RETAIL HOLDINGS I LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 30, 2018	BROOKFIELD BPY RETAIL HOLDINGS II LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 30, 2018	BROOKFIELD RETAIL HOLDINGS VII LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its manager

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: August 30, 2018	BROOKFIELD RETAIL HOLDINGS WARRANTS LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: August 30, 2018	BROOKFIELD BPY RETAIL HOLDINGS III LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 30, 2018	BROOKFIELD RETAIL HOLDINGS II SUB III LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: August 30, 2018	BW PURCHASER, LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 30, 2018	BROOKFIELD US HOLDINGS INC.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

Dated: August 30, 2018	BROOKFIELD US CORPORATION

	By:	/s/ Josh Zinn
Name: Josh Zinn
Title: Vice President

Dated: August 30, 2018	BUSC FINANCE LLC

	By:	/s/ Josh Zinn
Name: Josh Zinn
Title: Vice President

Dated: August 30, 2018	BROOKFIELD BPY RETAIL HOLDINGS II SUBCO LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 30, 2018	BROOKFIELD OFFICE PROPERTIES INC.

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: Vice President, Taxation

Dated: August 30, 2018	1706065 ALBERTA ULC

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: Vice President, Taxation

Dated: August 30, 2018	BROOKFIELD HOLDING LIMITED LIABILITY COMPANY

	By:	/s/ Dr. László Csontos
Name: Dr. László Csontos
Title: Managing Director

	By:	/s/ Eamonn John O’Dea
Name: Eamonn John O’Dea
Title: Managing Partner

Dated: August 30, 2018	BP US REIT LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 30, 2018	BOP (US) LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 30, 2018	BROOKFIELD PROPERTIES SUBCO LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 30, 2018	BROOKFIELD PROPERTY GROUP LLC

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: August 30, 2018	BPY CANADA SUBHOLDINGS 1 ULC

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: President

Dated: August 30, 2018	BROOKFIELD PROPERTY SPLIT CORP.

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Secretary

Dated: August 30, 2018	BPY RETAIL V LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 30, 2018	BROOKFIELD PROPERTIES INVESTOR LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 30, 2018	BROOKFIELD BFP HOLDINGS LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President

Dated: August 30, 2018	BPR HOLDING REIT I LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President

Dated: August 30, 2018	BPGH SUB INC.

	By:	/s/ Sujoy Gupta
Name: Sujoy Gupta
Title: Vice President

Dated: August 30, 2018	BPR FIN II LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President

Dated: August 30, 2018	BROOKFIELD RETAIL HOLDINGS VII SUB 3 LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President

Dated: August 30, 2018	BPR FIN I SUBCO LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President

Exhibit Index

Exhibit 99.1	Joint Filing Agreement, dated as of August 30, 2018, by and among Brookfield Asset Management Inc., Partners Limited, Brookfield Holdings Canada Inc., Brookfield US Holdings Inc., Brookfield US Corporation, BUSC Finance LLC, Brookfield Asset Management Private Institutional Capital Adviser US, LLC, Brookfield Property Partners Limited, Brookfield Property Partners L.P., Brookfield Property L.P., Brookfield Retail Holdings II Sub III LLC, BW Purchaser, LLC, Brookfield BPY Holdings Inc., Brookfield BPY Retail Holdings I LLC, Brookfield BPY Retail Holdings II LLC, Brookfield Retail Holdings VII LLC, Brookfield Retail Holdings Warrants LLC, Brookfield BPY Retail Holdings III LLC, Brookfield Office Properties Inc., 1706065 Alberta ULC, Brookfield Holding Limited Liability Company, BP US REIT LLC, BOP (US) LLC, Brookfield Properties Subco LLC, Brookfield BPY Retail Holdings II Subco LLC, Brookfield Property Group LLC, BPY Canada Subholdings 1 ULC, Brookfield Property Split Corp., BPG Holdings Group Inc., BPG Holdings Group (US) Holdings Inc., BPY Retail V LLC, Brookfield Properties Investor LLC, Brookfield BFP Holdings LLC, BPR Holding REIT I LLC, BPGH Sub Inc., BPR FIN II LLC, Brookfield Retail Holdings VII Sub 3 LLC and BPR FIN I Subco LLC.

SCHEDULE LXXXV

BPGH Sub Inc.

Name and Position of Officer or Director	Principal Business Address	Principal Occupation or Employment	Citizenship

Sujoy Gupta, Director and Vice President	Brookfield Place 181 Bay Street, Suite 300 Toronto, ON M5J 2T3	Vice President, Finance	Canada

Murray Goldfarb, Director and Senior Vice President, Legal	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Managing Partner	USA

David D. Arthur, Director and Head of North American Investments	Brookfield Place 181 Bay Street, Suite 300 Toronto, ON M5J 2T3	Managing Partner, President, Strategic Initiatives	Canada

SCHEDULE LXXXVI

BPR FIN II LLC

Name and Position of Officer or Director	Principal Business Address	Principal Occupation or Employment	Citizenship

Sara Beugelmans, Senior Vice President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Senior Vice President	USA

Michelle L. Campbell, Senior Vice President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Senior Vice President	Canada

Danielle Brody, Vice President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Vice President	USA

Lawrence Sava, Vice President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Vice President	USA

Allen Yi, Vice President	181 Bay Street, Suite 330 Brookfield Place Toronto, Ontario M5J 2T3 Canada	Vice President	Canada

Valerie Tso, Assistant Corporate Secretary	181 Bay Street, Suite 330 Brookfield Place Toronto, Ontario M5J 2T3 Canada	Assistant Corporate Secretary	Canada

SCHEDULE LXXXVII

BPR FIN I Subco LLC

Name and Position of Officer or Director	Principal Business Address	Principal Occupation or Employment	Citizenship

Sara Beugelmans, Senior Vice President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Senior Vice President	USA

Michelle L. Campbell, Senior Vice President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Senior Vice President	Canada

Danielle Brody, Vice President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Vice President	USA

Lawrence Sava, Vice President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Vice President	USA

Allen Yi, Vice President	181 Bay Street, Suite 330 Brookfield Place Toronto, Ontario M5J 2T3 Canada	Vice President	Canada

Valerie Tso, Assistant Corporate Secretary	181 Bay Street, Suite 330 Brookfield Place Toronto, Ontario M5J 2T3 Canada	Assistant Corporate Secretary	Canada

SCHEDULE LXXXVIII

Brookfield Retail Holdings VII Sub 3 LLC

Name and Position of Officer or Director	Principal Business Address	Principal Occupation or Employment	Citizenship

Sara Beugelmans, Senior Vice President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Senior Vice President	USA

Michelle L. Campbell, Senior Vice President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Senior Vice President	Canada

Danielle Brody, Vice President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Vice President	USA

Lawrence Sava, Vice President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Vice President	USA

Allen Yi, Vice President	181 Bay Street, Suite 330 Brookfield Place Toronto, Ontario M5J 2T3 Canada	Vice President	Canada

Valerie Tso, Assistant Corporate Secretary	181 Bay Street, Suite 330 Brookfield Place Toronto, Ontario M5J 2T3 Canada	Assistant Corporate Secretary	Canada